SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 20, 2006 (April 19, 2006)

DYNEGY INC.

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Illinois Delaware	1-15659 0-29311	74-2928353 94-3248415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On April 19, 2006, Dynegy Inc. (“Dynegy”) and its principal financing subsidiary, Dynegy Holdings Inc. (“DHI”), entered into a fourth amended and restated credit agreement (the “Senior Secured Credit Facility”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as collateral agent, Citicorp USA, Inc., as payment agent, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, and the other financial institutions parties thereto as lenders. The Senior Secured Credit Facility amends DHI’s former credit facility (last amended on March 6, 2006) by increasing the amount of the existing $400 million revolving credit facility to $470 million and adding a $200 million term facility. The revolving facility, which is currently undrawn, is available for general corporate purposes and for up to $400 million in letters of credit. Letters of credit issued under the former credit facility will be continued under the Senior Secured Credit Facility. The term facility has been fully drawn and the proceeds placed in a collateral account to support the issuance of letters of credit.

The Senior Secured Credit Facility is secured by substantially all of the assets of DHI, as borrower, and certain of its subsidiaries, as subsidiary guarantors, and certain of the assets of Dynegy, as parent guarantor. The revolving credit facility portion of the Senior Secured Credit Facility matures April 19, 2009 and the term portion matures on January 31, 2012. Borrowings under the Senior Secured Credit Facility bear interest, at DHI’s option, at either the base rate, which is calculated as the higher of Citibank’s publicly announced base rate and the federal funds rate in effect from time to time plus 0.50%, or the Eurodollar rate (which is based on the interbank eurodollar market), and in each case, plus an applicable margin. The applicable margin depends on the Standard & Poor’s and Moody’s credit ratings of the Senior Secured Credit Facility, with higher credit ratings receiving lower rates. The applicable margin for the revolving credit facility ranges from 0.25% to 0.75% per annum for base rate loans and from 1.25% to 1.75% percent per annum for Eurodollar loans. The applicable margin for the term facility is either 0.50% or 0.75% for base rate loans and either 1.50% or 1.75% for Eurodollar loans. An unused commitment fee ranging from 0.25% to 0.50% is payable on the unused portion of the revolving credit facility.

The Senior Secured Credit Facility contains mandatory prepayment provisions associated with specified asset sales and dispositions (including as a result of casualty or condemnation) and the receipt of proceeds by DHI and certain of its subsidiaries of any permitted additional non-recourse indebtedness. Commencing in 2008 with respect to the fiscal year ending December 31, 2007, each year DHI will be required to apply toward the prepayment of the loans and the permanent reduction of the commitments under the revolving credit facility (or to posting cash collateral in lieu thereof), a portion of its excess cash flow as calculated under the Senior Secured Credit Facility for the prior fiscal year. This portion will be 50% initially and will fall to 25% when and if DHI’s leverage ratio is less than or equal to 3.50 to 1.00.

The Senior Secured Credit Facility contains customary affirmative covenants and negative covenants and events of default. Subject to certain exceptions, DHI and its subsidiaries are subject to restrictions on incurring additional indebtedness, limitations on capital expenditures and limitations on dividends and other payments in respect of capital stock. The Senior Secured Credit Facility also contains certain financial covenants, including (1) a covenant (measured at the last day of the fiscal quarter as specified below) that requires DHI and certain of its subsidiaries to maintain a ratio of secured debt to adjusted EBITDA no greater than 3.5:1 (June 30 and September 30, 2006); 3.0:1 (December 31, 2006); 2.75:1 (March 31, 2007); 2.5:1 (June 30, 2007); 2.25 (September 30, 2007) and 2.0:1 (December 31, 2007 and thereafter) and (2) a covenant that requires DHI and certain of its subsidiaries to maintain an interest coverage ratio as of the last day of the measurement periods ending June 30 and September 30, 2006 of no less than 1.4:1; ending December 31, 2006 of no less than 1.50:1; ending March 31, June 30, September 30 and December 31, 2007 and March 31, 2008 of no less than 1.625:1, and ending June 30, 2008 and thereafter of no less than 1.75:1.

The foregoing description of the Senior Secured Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Senior Secured Credit Facility attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

DHI entered into the Senior Secured Credit Facility on April 19, 2006, which is more fully described in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Document
10.1	Fourth Amended and Restated Credit Agreement dated as of April 19, 2006 among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and various other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: April 20, 2006	By:	/s/ J. KEVIN BLODGETT
	Name:	J. Kevin Blodgett
	Title:	Secretary

DYNEGY HOLDINGS INC.
(Registrant)

Dated: April 20, 2006	By:	/s/ J. KEVIN BLODGETT
	Name:	J. Kevin Blodgett
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
10.1	Fourth Amended and Restated Credit Agreement dated as of April 19, 2006 among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and various other parties thereto.